Filed pursuant to Rule 433

Registration No. 333-224472

Issuer Free Writing Prospectus dated February 10, 2020

Relating to Preliminary Prospectus Supplement dated February 10, 2020

Term Sheet

February 10, 2020

Issuer:	Intel Corporation
Anticipated Ratings:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)*
Security Type:	SEC Registered
Trade Date:	February 10, 2020
Expected Settlement Date:	February 13, 2020 (T+3)**
Use of proceeds:	General corporate purposes, which may include refinancing of outstanding debt and share repurchases

2.450% Senior Notes due 2029

Size:	$750,000,000
Maturity Date:	November 15, 2029
Coupon:	2.450%
Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2020
Fungibility:	The 2.450% Senior Notes due 2029 offered hereby will be consolidated, form a single series and be fully fungible with the $1,250,000,000 aggregate principal amount of the outstanding 2.450% Senior Notes due 2029 issued on November 21, 2019. After giving effect to the issuance of the 2.450% Senior Notes due 2029 offered hereby, there will be $2,000,000,000 aggregate principal amount of 2.450% Senior Notes due 2029 outstanding.
Price to Public:	102.125% of the principal amount, plus accrued interest of $4,185,416.67 from November 21, 2019 to, but excluding, February 13, 2020. The public offering price will include accrued interest from February 13, 2020 if settlement occurs after that date.
Benchmark Treasury:	UST 1.750% due November 15, 2029
Benchmark Treasury Price/Yield:	101-25+/1.551%
Spread to Benchmark Treasury:	+65 bps
Yield:	2.201%
Make-Whole Call:	T+10 bps for any redemption prior to August 15, 2029
Par Call:	On or after August 15, 2029
CUSIP/ISIN:	458140 BH2/US458140BH27

3.250% Senior Notes due 2049

Size:	$500,000,000
Maturity Date:	November 15, 2049
Coupon:	3.250%
Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2020

Fungibility:	The 3.250% Senior Notes due 2049 offered hereby will be consolidated, form a single series and be fully fungible with the $1,500,000,000 aggregate principal amount of the outstanding 3.250% Senior Notes due 2049 issued on November 21, 2019. After giving effect to the issuance of the 3.250% Senior Notes due 2049 offered hereby, there will be $2,000,000,000 aggregate principal amount of 3.250% Senior Notes due 2049 outstanding.
Price to Public:	106.276% of the principal amount, plus accrued interest of $3,701,388.89 from November 21, 2019 to, but excluding, February 13, 2020. The public offering price will include accrued interest from February 13, 2020 if settlement occurs after that date.
Benchmark Treasury:	UST 2.250% due August 15, 2049
Benchmark Treasury Price/Yield:	104-28+/2.029%
Spread to Benchmark Treasury:	+90 bps
Yield:	2.929%
Make-Whole Call:	T+15 bps for any redemption prior to May 15, 2049
Par Call:	On or after May 15, 2049
CUSIP/ISIN:	458140 BJ8/US458140BJ82

3.100% Senior Notes due 2060

Size:	$1,000,000,000
Maturity Date:	February 15, 2060
Coupon:	3.100%
Interest Payment Dates:	February 15 and August 15 commencing on August 15, 2020
Price to Public:	99.341%, plus accrued interest from February 13, 2020, if any.
Benchmark Treasury:	UST 2.250% due August 15, 2049
Benchmark Treasury Price/Yield:	104-28+/2.029%
Spread to Benchmark Treasury:	+110 bps
Yield:	3.129%
Make-Whole Call:	T+20 bps for any redemption prior to August 15, 2059
Par Call:	On or after August 15, 2059
CUSIP/ISIN:	458140 BK5/US458140BK55

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc.
Drexel Hamilton, LLC
Guzman & Company
Samuel A. Ramirez & Company, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) Goldman Sachs & Co. LLC toll-free at 1-866 471-2526 or (ii) Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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